Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Second Quarter Earnings of $700 Thousand
And Quarterly Cash Dividend of $0.09 Per Share

•
Net income for the three months ended June 30, 2016 totaled $0.7 million, or $0.08 per diluted share, compared to $1.5 million, or $0.18 per diluted share, for the same period in 2015. Net income for the six months ended June 30, 2016 totaled $3.3 million, or $0.40 per diluted share, compared to $4.0 million, or $0.49 per diluted share, for the same period in 2015.

•
2016's quarter and year to date results were negatively impacted by the establishment of a $1.0 million reserve for outstanding legal matters, resulting in a decrease of diluted earnings per share of $0.12 for the three and six months ended June 30, 2016.

•
Gross loans outstanding at June 30, 2016, excluding loans held for sale, totaled $831.9 million, an increase of $50.2 million, or 12.9% on an annualized basis, as compared to the balance at December 31, 2015 of $781.7 million. On a year-over-year basis, gross loans outstanding at June 30, 2016 increased 10.7% as compared to the balance at June 30, 2015.

•
Total deposits were $1.1 billion at June 30, 2016, a 5.4% (10.9% annualized) increase from December 31, 2015, with growth experienced in both non-interest and interest bearing deposits, allowing for a reduction in short-term borrowings.

•
Net interest income for the three months ended June 30, 2016 totaled $9.0 million, an increase of 3.5% over the three months ended March 31, 2016 of $8.7 million, and resulted in an increase in net interest margin, on a fully-tax equivalent basis, from 3.06% to 3.15% for the respective periods.

•
The Board of Directors declared a cash dividend of $0.09 per common share, payable August 19, 2016 to shareholders of record as of August 10, 2016, an increase of 28.6% over the dividend declared in the third quarter of 2015.

SHIPPENSBURG, PA (July 28, 2016) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and six months ended June 30, 2016. Net income was $0.7 million for the three months ended June 30, 2016, compared to $1.5 million for the same period in 2015. For the six months ended June 30, 2016, net income was $3.3 million, compared to $4.0 million for the same period in 2015. Diluted earnings per share amounted to $0.08 and $0.40 for the three and six months ended June 30, 2016, compared to $0.18 and $0.49 for the same periods in 2015.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “Despite the negative earnings impact of the legal reserve established in the second quarter, we continue to successfully execute our long term strategic plan, expanding into Dauphin, Lancaster and Berks counties. Our growth to our east, combined with solid performance in our established markets has led to annualized growth of 12.9% in loans and 10.9% in deposits since December 31, 2015. We will continue to invest in people and locations in markets where we believe our banking model will work well.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $9.0 million for the three months ended June 30, 2016, a 4.1% increase compared to the same period in 2015. For the six months ended June 30, 2016, net interest income was $17.6 million, a 4.1% increase compared to the six months ended June 30, 2015. Net interest margin on a fully tax-equivalent basis was 3.15% and 3.11% for the three and six months ended June 30, 2016, compared to 3.18% for the same periods in 2015. Despite higher average balances in loans during both periods in 2016 as compared to 2015 and a 25 basis point (bp) increase in the prime lending rate between the two years, the flattening yield curve negatively affected the Company's net interest margin for the period. Maturing loan proceeds were generally reinvested at lower rates due to competitive market conditions. Increases on yields on securities helped increase the average yield earned on interest earning assets in 2016, however, it was not enough to offset increased funding costs. The cost of interest bearing liabilities is generally more influenced by changes in short-term interest rates, and resulted in the cost of interest bearing liabilities increasing from 42 and 41 basis points for the three and six months ended June 30, 2015 to 53 and 52 basis points for the corresponding periods in 2016.

Net interest income for the three months ended June 30, 2016 totaled $9.0 million, an increase of 3.5% over the three months ended March 31, 2016 of $8.7 million, and resulted in an increase in net interest margin from 3.06% to 3.15% for the respective periods. Proceeds from the sales and maturities of securities were reinvested in loans which have higher yields than securities, and was the primary reason for the increase in net interest income and net interest margin.

Provision for Loan Losses

The Company recorded no provision for loan losses during the three and six months ended June 30 2016 and 2015. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. For all periods presented, favorable historical charge-off data combined with stable economic and market conditions has resulted in the determination that no additional provision for loan losses was required to offset net charge-offs, nor were additional reserves needed for loan growth experienced during the periods.

Asset quality ratios have remained strong. The allowance for loan losses of $13.4 million at June 30, 2016 represented 1.62% of total loans, as compared to $13.6 million at December 31, 2015, or 1.74% of total loans. Despite the decrease in the reserve balance, coverage on nonperforming loans increased from 82.0% at December 31, 2015 to 95.4% at June 30, 2016 as nonaccrual loans decreased. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $20.7 million at June 30, 2016, or approximately 2.5% of total loans outstanding, and decreased from $25.3 million, or 3.2% of loans outstanding, at December 31, 2015.

Despite favorable historical charge-off data in 2015 and 2016 and improved asset quality ratios, the growth the Company has experienced in its loan portfolio may result in a provisions for loan losses being needed in future quarters.

Noninterest Income

Total noninterest income for the three months ended June 30, 2016, excluding securities gains, totaled $4.5 million and matched the results from 2015. For the six months ended June 30, 2016, noninterest income, excluding securities gains, totaled $8.8 million, a $413 thousand increase, or 4.9%, compared to the same period in 2016. Mortgage banking activities generated revenue of $727 thousand for the three months ended June 30, 2016, which was approximately 8.3% lower than the same period in 2015, due to the Company maintaining a portion of the mortgage production for its portfolio. On a year to date basis, mortgage banking revenues totaled $1.4 million which represented a 4.3% increase over the six months ended June 30, 2015. Service charges on deposit accounts totaled $1.4 million and $2.7 million for the three and six months ended June 30, 2016, compared to $1.3 million and $2.5 million for the same periods in 2015, due principally to revenues generated from new product offerings and higher interchange fees associated with increased usage by our customers. For the three months ended June 30, 2016, trust department and brokerage income totaled $1.8 million as compared to $1.7 million for the three months ended June 30, 2015. On a year to date basis, trust department and brokerage income totaled $3.6 million for the six months ended June 30, 2016, compared to $3.4 million for the six months ended June 30, 2015, an increase of 3.5%. Several estates were settled in the first quarter of 2016, which favorably impacted income.

Securities gains totaled $0 and $1.4 million for the three and six months ended June 30, 2016, compared to $353 thousand and $1.9 million for the same periods in 2015. For all periods in which securities were sold, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to accelerate earnings on securities through gains, while also meeting the funding requirements of anticipated lending activity.

Noninterest expenses

Noninterest expenses totaled $12.6 million and $23.7 million for the three and six months ended June 30, 2016, compared to $11.7 million and $22.2 million for the corresponding prior year periods. A reserve of $1.0 million was established for outstanding legal matters, which increased noninterest expense for the three and six months ended June 30, 2016.

Salaries and employee benefits totaled $6.3 million and $12.5 million for the three and six months ended June 30, 2016, compared to $6.2 million and $12.1 million for the same periods in 2015. Excluding the impact of severance costs of $63 thousand and $360 thousand for the three and six months ended June 30, 2016 and 2015, salaries and benefits increased 7.8% and 6.3% for the three and six month periods in 2016, compared to 2015. The higher expenses in 2016 were due to merit increases, additional employees, as well as higher costs associated with supplemental executive compensation and additional share-based awards granted in 2016, with incremental expense on top of previous awards that have not fully vested.

Advertising and bank promotion expense increased from $324 thousand and $569 thousand for the three and six months ended June 30, 2015 to $355 thousand and $811 thousand for the corresponding periods in 2016. The increase in the year-to-date amount is due primarily to $100 thousand of incremental educational improvement tax credit (“EITC”) contributions that carried over to the first quarter of 2016, and increased expenditures as we continue to promote the Orrstown brand in markets we presently serve.

Professional services for the three and six months ended June 30, 2016 totaled $570 thousand and $1.1 million, decreased from $820 thousand and $1.3 million for the corresponding periods in the prior year. In the second quarter of 2015, the Company had higher than normal legal expenses as it attended to legal matters, including the outstanding litigation against the Company and the ongoing confidential investigation with the Securities and Exchange Commission, which began in the second quarter of 2015. Although both matters are ongoing, the professional services associated with them in 2016 have been less than the heightened levels in 2015.

Taxes other than income totaled $253 thousand and $408 thousand for the three and six months ended June 30, 2016, representing an increase of $27 thousand for three month period and a decrease of $44 thousand for the six month period. The increase in the three month period is attributable to higher capital, which is used in the assessment of the Pennsylvania Bank Shares tax. The decrease in the six month period is the result of the incremental EITC contributions made in the first quarter of 2016, a corresponding $90 thousand credit was recognized on our Bank Shares Tax liability, and reduced the tax expense for the period.

Income Taxes

Income tax expense totaled $252 thousand and $866 thousand for the three and six months ended June 30, 2016, compared to $321 thousand and $1.0 million for the same periods in 2015. The Company’s effective tax rate is significantly less than the federal statutory rate of 35.0% principally due to tax-free income, including interest earned on tax-free loans and securities, and earnings on the cash surrender value of life insurance policies. On a year to date basis, the effective tax rate for the six months ended June 30, 2016 was 21.0%, compared to 20.7% for the six months ended June 30, 2015. The effective tax rate for the six months ended June 30, 2016 compared to the same period in 2015 is the result of a larger percentage of pre-tax income being tax-free, additional federal income tax credits in the current year’s results, offset by non-tax deductible expenses.

FINANCIAL CONDITION

Assets increased 1.4% from December 31, 2015 and totaled $1.3 billion at June 30, 2016. Although total assets have remained consistent between periods, the composition of the balance sheet has changed. Securities available for sale declined from $394.1 million at December 31, 2015 to $324.5 million at June 30, 2016. As a result of interest rate market conditions during the six months ended June 30, 2016, the Company liquidated its government-sponsored enterprise commercial mortgage obligations portfolio of $63.6 million at December 31, 2015 at a gain of $1.4 million, and used the proceeds to fund loan demand, including liquidity for loans that will fund after the end of the quarter.

Gross loans, excluding those held for sale, totaled $831.9 million at June 30, 2016, an increase of $50.2 million, or 6.4% (12.9% annualized), from $781.7 million at December 31, 2015. In comparison to June 30 2015’s loan balance of $751.5 million, loans increased $80.4 million, or 10.7%.

A summary of loan balances, by loan class within segments, is as follows at June 30, 2016, December 31, 2015 and June 30, 2015:

(Dollars in thousands)	June 30, 2016	December 31, 2015	June 30, 2015

Commercial real estate:
Owner-occupied	$106,649	$103,578	$112,419
Non-owner occupied	190,558	145,401	149,022
Multi-family	38,957	35,109	25,376
Non-owner occupied residential	56,100	54,175	51,585
Acquisition and development:
1-4 family residential construction	6,714	9,364	6,961
Commercial and land development	24,748	41,339	33,721
Commercial and industrial	82,616	73,625	60,286
Municipal	61,568	57,511	59,366
Residential mortgage:
First lien	129,577	126,022	123,775
Home equity – term	16,216	17,337	18,952
Home equity – lines of credit	110,908	110,731	103,187
Installment and other loans	7,322	7,521	6,880
	$831,933	$781,713	$751,530

Growth was experienced in nearly all loan segments from December 31, 2015 to June 30, 2016, with the largest increase coming in the commercial real estate segment, which grew by $54.0 million, which includes construction loans that were converted to permanent amortization upon completion of the project. The Company’s increased sales efforts and additional relationship managers have resulted in growth, as we capitalize on disruption in the market that has been caused by the acquisition of some of the competitors in the markets served by larger institutions.

Total deposits were $1.1 billion at June 30, 2016, a 5.4% (10.9% annualized) increase from December 31, 2015. Non-interest bearing deposits increased $16.3 million, or 12.4%, from December 31, 2015 to June 30, 2016 and totaled $147.7 million at June 30, 2016. Interest bearing deposits totaled $940.3 million at June 30, 2016, a 4.4% increase (8.8% annualized) from December 31, 2015. The Company has been able to gather both non-interest bearing and interest bearing deposits as it increases its commercial relationships and obtains new relationships from its enhanced cash management offerings. The additional deposits that the Company obtained in the first half of 2016 were used to fund the pay down of short-term borrowings.

Shareholders’ Equity

Shareholders’ equity totaled $141.0 million at June 30, 2016, an increase of $8.0 million, or 6.0%, from $133.1 million at December 31, 2015. This increase was primarily the result of an increase in accumulated other comprehensive income, net of tax, of $6.2 million and net income of $3.3 million for the six months ended June 30, 2016, offset by dividends declared on common stock of $1.4 million and treasury stock repurchases.

On September 14, 2015, the Board of Directors authorized a stock repurchase plan in which the Company may repurchase up to approximately 416,000 shares in the open market. As of June 30, 2016, 82,725 shares had been repurchased under the plan at a total cost of $1.4 million.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $15.7 million at June 30, 2016, a decrease of $1.8 million, or 10.3% from March 31, 2016 and $2.4 million, or 13.5%, from December 31, 2015.

The allowance for loan losses totaled $13.4 million at June 30, 2016, a decrease of $128 thousand from $13.6 million at December 31, 2015, due to net charge-offs for the period. The allowance for loan losses to nonperforming loans totaled 95.4% at June 30, 2016 compared to 82.0% at December 31, 2015, and the allowance for loan losses to nonperforming loans and restructured loans still accruing totaled 89.6% at June 30, 2016, compared to 78.2% at December 31, 2015. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.62% as of June 30, 2016.

Operating Highlights (Unaudited):
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015

Net income	$678	$1,502	$3,258	$3,964
Diluted earnings per share	$0.08	$0.18	$0.40	$0.49
Dividends per share	$0.09	$0.07	$0.17	$0.07
Return on average assets	0.21%	0.50%	0.50%	0.67%
Return on average equity	1.97%	4.58%	4.78%	6.12%
Net interest income	$8,951	$8,598	$17,601	$16,913
Net interest margin	3.15%	3.18%	3.11%	3.18%

Balance Sheet Highlights (Unaudited):
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2016	2015	2015

Assets	$1,311,353	$1,292,816	$1,232,783
Loans, gross	831,933	781,713	751,530
Allowance for loan losses	(13,440)	(13,568)	(13,852)
Deposits	1,087,969	1,032,167	962,854
Shareholders' equity	141,039	133,061	130,262
Book value per share	17.04	16.08	15.65

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2016	2015	2015
Assets
Cash and cash equivalents	$63,649	$28,340	$23,794
Securities available for sale	324,540	394,124	376,436

Loans held for sale	6,627	5,917	4,130

Loans	831,933	781,713	751,530
Less: Allowance for loan losses	(13,440)	(13,568)	(13,852)
Net loans	818,493	768,145	737,678

Premises and equipment, net	31,379	23,960	24,314
Other assets	66,665	72,330	66,431
Total assets	$1,311,353	$1,292,816	$1,232,783

Liabilities
Deposits:
Non-interest bearing	$147,680	$131,390	$142,790
Interest bearing	940,289	900,777	820,064
Total deposits	1,087,969	1,032,167	962,854
Borrowings	67,724	113,651	127,931
Accrued interest and other liabilities	14,621	13,937	11,736
Total liabilities	1,170,314	1,159,755	1,102,521

Shareholders' Equity
Common stock	437	435	436
Additional paid - in capital	124,807	124,317	123,829
Retained earnings	9,787	7,939	5,272
Accumulated other comprehensive income	7,421	1,199	745
Treasury stock	(1,413)	(829)	(20)
Total shareholders' equity	141,039	133,061	130,262
Total liabilities and shareholders' equity	$1,311,353	$1,292,816	$1,232,783

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income
Interest and fees on loans	$8,384	$7,749	$16,375	$15,076
Interest and dividends on investment securities	1,888	1,819	3,858	3,720
Total interest and dividend income	10,272	9,568	20,233	18,796
Interest expense
Interest on deposits	1,191	780	2,330	1,557
Interest on borrowings	130	190	302	326
Total interest expense	1,321	970	2,632	1,883
Net interest income	8,951	8,598	17,601	16,913
Provision for loan losses	0	0	0	0
Net interest income after provision for loan losses	8,951	8,598	17,601	16,913

Noninterest income
Service charges on deposit accounts	1,372	1,299	2,675	2,492
Trust department and brokerage income	1,765	1,746	3,550	3,430
Mortgage banking activities	727	793	1,369	1,313
Other income	673	692	1,188	1,134
Investment securities gains	0	353	1,420	1,882
Total noninterest income	4,537	4,883	10,202	10,251

Noninterest expenses
Salaries and employee benefits	6,312	6,158	12,495	12,058
Occupancy, furniture and equipment	1,340	1,325	2,652	2,692
Data processing	519	526	1,154	1,037
Advertising and bank promotions	355	324	811	569
FDIC insurance	223	184	455	430
Professional services	570	820	1,090	1,332
Collection and problem loan	96	102	148	198
Real estate owned expenses	58	49	101	74
Taxes, other than income	253	226	408	452
Legal reserve	1,000	0	1,000	0
Other operating expenses	1,832	1,944	3,365	3,322
Total noninterest expenses	12,558	11,658	23,679	22,164
Income before income tax	930	1,823	4,124	5,000
Income tax expense	252	321	866	1,036
Net income	$678	$1,502	$3,258	$3,964

Per share information:
Basic earnings per share	$0.08	$0.19	$0.40	$0.49
Diluted earnings per share	0.08	0.18	0.40	0.49
Dividends per share	0.09	0.07	0.17	0.07
Average shares and common stock equivalents outstanding	8,136,003	8,138,430	8,137,537	8,136,462

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	June 30, 2016			June 30, 2015
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$50,491	$79	0.63%	$14,429	$17	0.47%
Securities	330,973	2,046	2.49	369,368	1,878	2.04
Loans	824,004	8,652	4.22	744,542	8,021	4.32
Total interest-earning assets	1,205,468	10,777	3.60	1,128,339	9,916	3.52
Other assets	98,376			82,987
Total	$1,303,844			$1,211,326
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$542,075	$282	0.21	$502,182	$225	0.18
Savings deposits	91,341	36	0.16	84,366	34	0.16
Time deposits	300,244	873	1.17	230,937	521	0.90
Short term borrowings	47,810	25	0.21	94,953	81	0.34
Long term debt	24,378	105	1.73	24,700	109	1.77
Total interest bearing liabilities	1,005,848	1,321	0.53	937,138	970	0.42
Non-interest bearing demand deposits	146,233			132,063
Other	13,364			10,617
Total Liabilities	1,165,445			1,079,818
Shareholders' Equity	138,399			131,508
Total	$1,303,844			$1,211,326
Net interest income (FTE)/net interest spread		9,456	3.07%		8,946	3.10%
Net interest margin			3.15%			3.18%
Tax-equivalent adjustment		(505)			(348)
Net interest income		$8,951			$8,598

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Six Months Ended
	June 30, 2016			June 30, 2015
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$46,867	$144	0.62%	$21,957	$43	0.39%
Securities	347,294	4,189	2.43	363,037	3,783	2.10
Loans	809,894	16,914	4.20	729,022	15,622	4.32
Total interest-earning assets	1,204,055	21,247	3.55	1,114,016	19,448	3.52
Other assets	96,334			82,346
Total	$1,300,389			$1,196,362
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$531,757	$532	0.20	$503,277	$444	0.18
Savings deposits	89,522	71	0.16	86,007	68	0.16
Time deposits	302,523	1,727	1.15	232,981	1,045	0.90
Short term borrowings	62,076	91	0.29	86,708	141	0.33
Long term debt	24,419	211	1.74	20,430	185	1.83
Total interest bearing liabilities	1,010,297	2,632	0.52	929,403	1,883	0.41
Non-interest bearing demand deposits	139,723			125,501
Other	13,286			10,890
Total Liabilities	1,163,306			1,065,794
Shareholders' Equity	137,083			130,568
Total	$1,300,389			$1,196,362
Net interest income (FTE)/net interest spread		18,615	3.03%		17,565	3.11%
Net interest margin			3.11%			3.18%
Tax-equivalent adjustment		(1,014)			(652)
Net interest income		$17,601			$16,913

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2016	2016	2015	2015

Nonaccrual loans (cash basis)	$14,092	$15,906	$16,557	$10,261
Other real estate (OREO)	651	495	710	1,062
Total nonperforming assets	14,743	16,401	17,267	11,323
Restructured loans still accruing	907	1,044	793	1,004
Loans past due 90 days or more and still accruing	0	1	24	171
Total risk assets	$15,650	$17,446	$18,084	$12,498

Loans 30-89 days past due	$1,051	$1,391	$2,532	$1,984

Asset quality ratios:
Total nonaccrual loans to loans	1.69%	1.98%	2.12%	1.37%
Total nonperforming assets to assets	1.12%	1.27%	1.34%	0.92%
Total nonperforming assets to total loans and OREO	1.77%	2.04%	2.21%	1.50%
Total risk assets to total loans and OREO	1.88%	2.17%	2.31%	1.66%
Total risk assets to total assets	1.19%	1.36%	1.40%	1.01%

Allowance for loan losses to total loans	1.62%	1.66%	1.74%	1.84%
Allowance for loan losses to nonaccrual loans	95.37%	83.91%	81.95%	135.00%
Allowance for loan losses to nonaccrual and restructured loans still accruing	89.61%	78.74%	78.20%	122.96%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2016	2015	2016	2015

Balance at beginning of period	$13,347	$14,461	$13,568	$14,747
Provision for loan losses	0	0	0	0
Recoveries	247	50	355	99
Loans charged-off	(154)	(659)	(483)	(994)
Balance at end of period	$13,440	$13,852	$13,440	$13,852

About the Company

With $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through 25 banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to integrate additional teams across all business lines as we continue our expansion into Dauphin and Lancaster counties and fill a void created in the community banking space from the disruption caused by acquisition of several competitors, and our belief that we are positioned to create additional long-term shareholder value from these expansion initiatives.
Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue to successfully execute on our strategic expansion into Dauphin, Lancaster and Berks counties and experience sustained growth in loans and deposits. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the year ended December 31, 2015 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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